Exhibit 10.18

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is made this 20th day of July, 2001, between EP MedSystems, Inc., a New Jersey corporation (the "Company"), and Reinhard Schmidt (the "Executive").

                                  WITNESS THAT

            WHEREAS, the Company wishes to retain the services of the Executive as an employee; and

            WHEREAS, the Executive agrees to be retained by the Company under the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

      1. Position and Duties.

            (a) Position and Duties. The Company hereby engages the Executive as the President and Chief Operating Officer of the Company under the terms and subject to the conditions set forth in this Employment Agreement. During the Employment Period (as hereinafter defined), the Executive shall report to the Chief Executive Officer of the Company and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive's position, commensurate with the authority vested in the Executive pursuant to this Employment Agreement and consistent with the By-Laws of the Company, including, without limitation, the responsibility for the Company's day-to-day operations. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company.

            (b) Company Offices. The Executive acknowledges that the Company's headquarters are located in Mount Arlington, New Jersey but that the Company has a facility in West Berlin, New Jersey as well and that the Executive's duties shall primarily be performed from the West Berlin offices, subject to reasonable and necessary business travel from time to time. Executive acknowledges and agrees that the location of performance of his duties shall be at the discretion of the Board of Directors provided that such location is within the State of New Jersey.

            (c) Election to Board of Directors. The Executive agrees that, if elected, the Executive shall serve as a member of the Board of Directors of the Company and of any committees of the Board to which he may be appointed during the Employment Period at the discretion of the Board and the shareholders, as applicable, without further compensation, provided however, that insofar as the election of the Executive as a director, the Company's obligations shall be to use its best efforts to cause the expansion of the current Board of Directors to five members and to similarly use its best efforts to cause the Executive to be elected as a director to fill the vacancy created by such expansion. To the extent that the Executive is elected


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to the Board of Directors, subject to approval of the Company's Plan Committee,
Compensation Committee or the Board of Directors, as required by the Company's 1995 Director Option Plan, the Company shall grant to the Executive a stock option for the purchase of 60,000 shares of the Company's common stock at an exercise price of equal to the fair market value of stock on the date of the option grant. The stock option shall in all respects be subject to the terms and provisions of the Company's 1995 Director Option Plan and to the option grant and shall vest at the rate of 1,000 shares per month while the Executive is serving as a director.

      2. Employment Period.

            The Company shall employ the Executive, and the Executive shall serve the Company, under the terms of this Employment Agreement for an initial term of two (2) years commencing on a mutually agreed upon date as soon as possible after the date first above written. Unless terminated in accordance with the provisions hereof, this Employment Agreement shall be renewed automatically after the initial two-year term for successive one-year terms on August 1st of each year on the same terms and subject to the same conditions contained herein. Either party may provide the other with written notice of its intention not to renew this Employment Agreement at least thirty (30) days prior to the expiration of the then current term. Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated, in accordance with the provisions of Section 4 and subject to the provisions of Section 5 hereof. Any non-renewal of this Employment Agreement by the Company shall not be deemed to be a termination other than for "cause" for purposes of Sections 4 or 5 hereof. The period of time between the commencement and the expiration or earlier termination of the Executive's employment hereunder shall be referred to herein as the "Employment Period."

      3. Compensation and Benefits.

            (a) Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Employment Agreement, a base salary of $200,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year by the Board of Directors with any change in salary being in the sole discretion of the Board of Directors.

            (b) Bonuses. During the first year of the Employment Period, the Executive shall be eligible to earn a bonus in an amount up to $50,000, the amount of which shall be based upon and subject to the achievement of certain milestones to be determined by the Board of Directors, in its sole discretion. Any such bonus shall be payable in accordance with the Company's normal payroll practices. In each subsequent year of the Employment Period, the Executive shall be eligible to receive a bonus in such amount and upon achievement of such milestones as the Board of Directors shall determine, in its sole discretion.

            (c) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, which plans, programs and


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arrangements shall include, without limitation, full health, life and disability insurance coverage. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company, including, but not limited to, four (4) weeks of vacation pay per year, to be used in accordance with the Company's vacation pay policy for senior executives.

            (d) Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all appropriately documented, reasonable business expenses incurred by the Executive in the performance of his duties under this Employment Agreement, in accordance with the Company's policies.

            (e) Automobile Allowance. During the Employment Period, the Company shall provide to the Executive a monthly allowance equal to $600 as an automobile allowance.

            (f) Temporary Housing Allowance. During the first year of the Employment Period, the Company shall provide to the Executive a monthly allowance equal to up $2,000 for the rental of temporary housing in the Cherry Hill, New Jersey area. After the first year of the Employment Period, the Company and the Executive shall re-evaluate the need for such allowance and a decision shall be made by the Board of Directors, in its sole discretion, whether to continued this perquisite.

            (g) Stock Options. Subject to approval of the Company's Plan Committee, Compensation Committee or the Board of Directors, as required by the Company's 1995 Long Term Incentive Plan, the Company shall grant to the Executive an Incentive Stock Option under such plan for the purchase of 100,000 shares of the Company's common stock at an exercise price equal to not less than 100% of the fair market value of the stock on the date of the option grant. The option shall vest as to 20% of the shares subject to option immediately upon grant and, thereafter, 20% of the remainder of the shares subject to option shall vest each year on the anniversary date of the date of grant and the option shall be exercisable for a period of ten years from the date of grant. In addition, during each subsequent year of the Employment Period, the Executive shall be eligible to receive other grants of stock options or equity-based incentive compensation under plans or arrangements adopted by the Company for which senior executives are eligible. The stock options so granted shall be subject in all respects to the terms and provisions of the Company's 1995 Long Term Incentive Plan.

            (h) Equity. In further consideration of the Executive's agreement to enter into the Company's employ, the Company shall sell and issue to the Executive 100,000 shares of the Company's common stock (the "Shares") at a price per share equal to the closing sale price on the date hereof, together with a five-year warrant to purchase an additional 100,000 shares of the Company's common stock at an exercise price equal to $2.75 per share (the "Warrant"), pursuant to a Restricted Stock Purchase Agreement in substantially the form of Exhibit A, and shall provide the Executive with an interest-free, non-recourse loan to effect the purchase of the Shares; the loan shall extend for a period of two (2) years, shall be evidenced by a promissory note in substantially the form of Exhibit B and shall be secured by the Shares in accordance with the terms of a Stock Pledge Agreement in substantially the form of Exhibit C, both of which shall be executed contemporaneously with the execution hereof. The Warrant shall be evidenced by a warrant instrument in substantially the form of Exhibit D.


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      4. Termination of Employment.

            (a) Termination. The Company may terminate the Executive's employment hereunder at any time and for any reason which termination shall be effective immediately upon written notice from the Company to the Executive.

            (b) Termination for Cause. For purposes of this Employment Agreement the Company shall have "cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

            (i) fraud, theft, misappropriation of funds or assets or dishonesty or similar behavior;

            (ii) the conviction for, or plea of nolo contendere to a charge of commission of a felony involving dishonesty as against the Company;

            (iii) the willful, or grossly negligent, misconduct, disobedience or failure to substantially perform his duties hereunder or carry out an order from the Chief Executive Officer or the Board of Directors;

            (iv) habitual absence from work, including, without limitation, habitual absence from the office for substantial portions of a workday on non-Company matters;

            (v) habitual drunkenness, habitual drug use or addition;

            (vi) malicious denigration in public of the Company or any of its officers, directors or affiliates;

            (vii) physical destruction of Company property or assets or physical violence or lewd or lascivious behavior;

            (viii) appropriation of business opportunities of the Company for direct or indirect personal gain;

            (ix) any conduct of the Executive which is materially detrimental or embarrassing to the Company;

            (x) any significant and meaningful default of the Executive's obligations under this Employment Agreement which is not cured within thirty (30) days of written notification thereof to the Executive by the Company;

            (xi) any failure or refusal by the Executive to comply with the reasonable policies, rules and regulations of the Company which is not cured within thirty (30) days of written notification thereof to the Executive by the Company; or

            (xii) breach of the confidentiality/non-disclosure agreement entered into by the Executive contemporaneously herewith.


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            Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate the Executive's employment for "cause" that (1) the Company shall first have given the Executive written notice stating with specificity the grounds for the "cause" and (2) if such grounds are susceptible of being eliminated, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the Executive having effectively eliminated such grounds during such 30-day period, unless such grounds cannot be eliminated within thirty (30) days, in which case the period for elimination shall be extended for a reasonable time (not to exceed thirty (30) days), provided the Executive has made and continues to make a diligent effort to effect such elimination.

            (c) Termination for Good Reason. The Executive shall have the right to terminate his employment with the Company at any time and for any reason. For purposes of this Employment Agreement, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

            (i) a material reduction by the Company of the compensation and benefits provisions set forth in Section 3 hereof; or

            (ii) a breach by the Company of any of the material terms of this Employment Agreement;

            (iii) a material diminution in the Executive's duties and responsibilities or title or authority associated with such title as set forth in Section 1 hereof;

            (iv) the relocation of the Company outside of the State of New Jersey; or

            (v) either of (i) or (iii) above occurring within one (1) year following a Change in Control (as hereinafter defined) of the Company.

            Notwithstanding the foregoing, it shall be a condition precedent to the Executive's right to terminate his employment for "good reason" that (1) the Executive shall first have given the Company written notice stating with specificity the reason for the resignation ("breach") and (2) if such breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the Company having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed thirty
(30) days), provided the Company has made and continues to make a diligent effort to effect such remedy or cure.

For purposes hereof, the term "Change in Control" shall be deemed to have occurred if:

(1) any person, firm or corporation acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition, the acquirer has Beneficial Ownership of voting securities representing 40% or more of the total voting power of all the then-outstanding voting securities of the Company; or


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(2) the individuals (A) who, as of the date hereof constitute the Board of
Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company (the "Company Board") and whose election, or nomination for election, to the Company Board was approved by a vote of at least 2/3rds of the Original Directors then still in office (such directors being called the "Additional Original Directors") or (C) who are elected to the Company Board and whose election or nomination for election to the Company Board was approved by a vote of at least 2/3rds of the Original Directors and the Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Company Board; or

(3) the shareholders of the Company shall approve a merger, consolidation, recapitalization or reorganization of the Company or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to such other continuing holders being not altered substantially in the transaction; or

(4) the shareholders of the company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e. 50% or more in value of the total assets of the Company.

            (d) Termination Upon Death or Permanent Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board of Directors if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that continues for a period of either
(i) three (3) or more consecutive months from the first date of the Executive's absence due to the disability, or (ii) six (6) months during any twelve-month period (in either case, a "Permanent Disability"). If the Employment Period is terminated by reason of Permanent Disability of the Executive, the Company shall give thirty (30) days' advance written notice to that effect to the Executive.

      5. Consequences of Termination.

            (a) Without Cause or for Good Reason. In the event of a termination of the Executive's employment during the Employment Period by the Company other than for "cause" (as provided for in Section 4(b) hereof) and other than for death or Permanent Disability, or by the Executive for "good reason" (as provided for in Section 4(c) hereof), the Company shall pay the Executive and provide him with the following:

            (b) Payments. The Executive shall be entitled to the following cash payments (net of any required tax withholding):

            (i) Severance Payment: The Executive's then-current base salary payable over a period of twelve months which shall be payable in the same amounts and


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                  at the same intervals as in effect during the Employment
                  Period subject to any revisions in the Company's normal payroll practices; and

            (ii) Earned but Unpaid Amounts: Any previously earned but unpaid base salary through the Executive's final date of employment with the Company, and any previously earned but unpaid bonus amounts for any completed fiscal year prior to the date of the Executive's termination of employment, which shall be payable on the same date(s) as such amounts would have been paid prior to the termination.

            (c) Other Benefits. For a period of twelve (12) months from the date of termination, the Company shall provide to the Executive continued coverage for himself and his dependents under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as the Executive was entitled to participate immediately prior to such termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar (including all tax effects) to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that the Executive is covered under substitute benefit plans of another company prior to the expiration of the twelve (12) months period, the Company will no longer be obligated to continue the respective coverages provided for in this Section 5(c).

            (d) For Cause or Without Good Reason. In the event that the Executive's employment with the Company is terminated during the Employment Period by the Company for "cause" (as provided for in Section 4(b) hereof) or by the Executive other than for "good reason" (as provided for in Section 4(c) hereof), the Company shall pay the Executive any earned but unpaid salary through the Executive's final date of employment with the Company, and any previously earned but unpaid bonus amounts for any completed fiscal year prior to the date of the Executive's termination of employment, and the Company shall have no further obligations to the Executive.

            (e) Death or Permanent Disability. In the event that the Executive's employment with the Company is terminated during the Employment Period by the Company as a result of the Executive's death or Permanent Disability (as provided for in Section 4(d) hereof), the Company shall pay the Executive (or his legal representative) any earned but unpaid salary through the Executive's final date of employment with the Company and any previously earned but unpaid bonus amounts for any completed fiscal year period to the date of the Executive's termination of employment and a pro rata annual bonus for the calendar year in which the death or Permanent Disability occurs. In case of the Executive's death, the Company shall also pay to the Executive's legal representative a sum equal to the Executive's base salary for a period of sixty
(60) days and provide continued coverage under all health, life, disability and similar employee benefit plans and programs of the Company to the Executive's dependents previously covered under such plans and programs on the same basis as the Executive was entitled to participate immediately prior to such termination for such period, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In case of the Executive's Permanent Disability, the Company shall also pay to the Executive his base salary for a period of six (6) months and provide, during such six-month period, continued coverage under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as the Executive was entitled to participate immediately prior to such termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and


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programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar (including all tax effects) to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that the Executive is covered under substitute benefit plans of another Company prior to the expiration of the six-month period, the Company will no longer be obligated to continue the respective coverages provided for in this Section 5(e).

            (f) Withholding of Taxes. All payments required to be made by the Company to the Executive under this Employment Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

            (g) No Other Obligations. The benefits payable to the Executive under this Employment Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to the Executive upon his termination of employment.

            (h) Resignations. The Executive specifically agrees that upon the termination of his employment, whether voluntarily or involuntarily, his various offices and position on the Board of Directors and committees thereof, if any, shall cease without further action on the part of the Executive or the Company.

      6. Indemnity.

            The Company shall, to the fullest extent required by law and by its Certificate of Incorporation and By-laws, indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing his duties pursuant to this Employment Agreement.

      7. Restrictive Covenants.

            (a) Confidential Information. During the Employment Period and at all times thereafter, the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever whether of a confidential nature or otherwise relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources) and confidential commercial information, and the Executive further agrees not to disclose, publish or


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make use of any such knowledge or information without the prior written consent of the Company.

            (b) Non-Solicitation and Non-Competition Agreement. The Executive shall execute and deliver the Company's standard form of Non-Solicitation and Non-Competition Agreement in substantially the form of Exhibit E hereto on the date of execution of this Employment Agreement.

            (c) Enforcement. The Executive agrees that the Company would be irreparably injured in the event of a breach by the Executive of the provisions of this Section 7, that monetary damages would not be an adequate remedy for such breach, and that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7. The covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. The Executive agrees that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be construed (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) by limiting and reducing it so as to be enforceable to the fullest extent permissible, without invalidating the remaining provisions of this Employment Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

      8. Notice.

            All notices, requests and other communications pursuant to this Employment Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

             If to the Executive:

             Reinhard Schmidt
             55 Troy Drive
             Short Hills, New Jersey 07078

             If to the Company:

             EP MedSystems, Inc.
             100 Stierli Court, Suite 107
             Mount Arlington, New Jersey 07856
             Attention: Chief Executive Officer

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

      9. Arbitration.


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            Except as specifically provided herein, any dispute or controversy arising under or in connection with this Employment Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall bear the expense of any such arbitration proceeding and shall reimburse the Executive, regardless of the outcome, for all of his reasonable costs and expenses relating to such arbitration proceeding, including, without limitation, reasonable attorneys' fees and expenses. In no event shall the Executive be required to reimburse the Company for any of the costs or expenses relating to such arbitration proceeding.

      10. Waiver of Breach.

            Any waiver of any breach of this Employment Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

      11. Non-Assignment; Successors.

            Neither party hereto may assign his or its rights or delegate his or its duties under this Employment Agreement without the prior written consent of the other party; provided, however, that (i) this Employment Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Employment Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. The Company shall require any successor, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. As used in this Employment Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

      12. Severability.

            To the extent any provision of this Employment Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Employment Agreement shall be unaffected and shall continue in full force and effect.

      13. Counterparts; Facsimile Execution.

            This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile execution and delivery of this Employment Agreement is legal, valid and binding execution and delivery for all purposes.


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      14. Governing Law.

            This Employment Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof.

      15. Entire Agreement.

            This Employment Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Employment Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.


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      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


                                    s/ Reinhard Schmidt
                                    Reinhard Schmidt

                                    EP MedSystems, Inc.


                                    By: s/ David A. Jenkins
                                    Name: David A. Jenkins
                                    Title: President and Chief Executive Officer


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